Exhibit 99

Office Depot de México, S. A. de C. V. and Subsidiaries

Consolidated Financial Statements as of

July 9, 2013(Unaudited) and December

31, 2012 and for the Period from

January 1, 2013 to July 9, 2013

(Unaudited) and for the Years Ended

December 31, 2012 and 2011

Office Depot de México, S. A. de C. V. and Subsidiaries

Consolidated Financial Statements for the Period from

January 1, 2013 to July 9, 2013 (Unaudited) and for

the Years Ended 2012 and 2011

Independent Auditors’ Report to the Board of

Directors and Stockholders of Office Depot de México,

S. A. de C. V.

We have audited the accompanying consolidated financial statements of Office Depot de México, S. A. de C. V. and its subsidiaries (the “Company”), which comprise the consolidated balance sheet as of December 31, 2012 and the related consolidated statements of comprehensive income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2012 and 2011, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with Mexican Financial Reporting Standards; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Office Depot de México, S. A. de C. V. and its subsidiaries as of December 31, 2012, and the results of their operations and their cash flows for the years then ended in accordance with Mexican Financial Reporting Standards.

MFRS vary in certain significant respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”). Information relating to the nature and effect of such differences is presented in Note 19 to the accompanying consolidated financial statements.

The accompanying consolidated financial statements have been translated into English for the convenience of readers.

Galaz, Yamazaki, Ruiz Urquiza, S. C.

Member of Deloitte Touche Tohmatsu Limited

/s/ C. P. C. Ma. Isabel Romero Miranda

February 15, 2013

(November 7, 2013 with respect to Note 17)

México City, México

Office Depot de México, S. A. de C. V. and Subsidiaries

Consolidated Balance Sheets

As of July 9, 2013 (Unaudited) and December 31, 2012

(In thousands of Mexican pesos)

	09/07/2013
	(Unaudited)	31/12/2012
Assets
Current assets:
Cash and cash equivalents	$631,536	$348,761
Accounts receivable and recoverable taxes – Net	933,827	1,033,617
Due from related parties	389	307
Inventories – Net	3,417,622	3,368,349
Prepaid expenses	79,764	94,436

Total current assets	5,063,138	4,845,470
Property, equipment and leasehold improvements – Net	4,246,215	4,327,788
Deferred income taxes	134,117	98,288
Deferred statutory employee profit sharing	808	808
Intangible assets – Net	62,148	78,295
Goodwill	61,648	61,648

Total	$9,568,074	$9,412,297

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$2,144,236	$2,208,524
Office Depot Asia Holding Limited – Related party	20,072	17,309
Accrued expenses	375,501	414,388
Taxes payable	63,441	118,178

Total current liabilities	2,603,250	2,758,399
Employee benefits	45,651	44,951

Total liabilities	2,648,901	2,803,350

Stockholders’ equity:
Common stock	1,266,239	1,266,239
Retained earnings	5,561,504	5,204,895
Foreign currency translation	91,430	137,813

Total stockholders’ equity	6,919,173	6,608,947

Total	$9,568,074	$9,412,297

See accompanying notes to the consolidated financial statements.

Office Depot de México, S. A. de C. V. and Subsidiaries

Consolidated Statements of Comprehensive Income

For the period from January 1, 2013 to July 9, 2013 (unaudited) and for the years ended December 31, 2012 and 2011

(In thousands of Mexican pesos)

	09/07/2013
	(Unaudited)	31/12/2012	31/12/2011
Revenues:
Net sales	$7,439,152	$15,086,057	$14,051,901
Other	33,971	47,048	70,722

	7,473,123	15,133,105	14,122,623

Costs and expenses:
Cost of sales	5,235,562	10,482,201	9,941,600
Selling, administrative and general expenses	1,663,641	3,260,774	2,912,261

	6,899,203	13,742,975	12,853,861

Other expenses	—	(588)	(39,334)
Net comprehensive financing cost:
Bank commissions	(74,426)	(212,687)	(172,290)
Interest expense	(230)	(5,283)	(21,580)
Interest income	8,018	9,352	10,486
Exchange gain (loss)	696	(7,456)	5,107
Other financial income – Net	35,738	56,873	74,047

	(30,204)	(159,201)	(104,230)

Income before income taxes	543,716	1,230,341	1,125,198
Income tax expense	187,107	410,679	396,936

Consolidated net income	356,609	819,662	728,262
Other comprehensive (loss) income for the year Foreign currency translation (loss) gain	(46,383)	(36,152)	150,899

Total comprehensive income for the year	$310,226	$783,510	$879,161

See accompanying notes to the consolidated financial statements.

Office Depot de México, S. A. de C. V. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

For the period from January 1, 2013 to July 9, 2013 (unaudited) and for the years ended December 31, 2012 and 2011

(In thousands of Mexican pesos)

	Common	Retained	Foreign currency	Total stockholders’
	stock	earnings	translation	equity
Balances as of January 1, 2011	$1,266,239	$4,256,971	$23,066	$5,546,276
Dividends paid ($10.81 pesos per share)	—	(600,000)	—	(600,000)
Comprehensive income	—	728,262	150,899	879,161

Balances as of December 31, 2011	1,266,239	4,385,233	173,965	5,825,437
Comprehensive income	—	819,662	(36,152)	783,510

Balances as of December 31, 2012	1,266,239	5,204,895	137,813	6,608,947
Comprehensive income (unaudited)	—	356,609	(46,383)	310,226

Balances as of July 9, 2013 (unaudited)	$1,266,239	$5,561,504	$91,430	$6,919,173

See accompanying notes to the consolidated financial statements.

Office Depot de México, S. A. de C. V. and Subsidiaries

Consolidated Statements of Cash Flows

For the period from January 1, 2013 to July 9, 2013 (unaudited) and for the years ended December 31, 2012 and 2011

(In thousands of Mexican pesos)

	09/07/2013
	(Unaudited)	31/12/2012	31/12/2011
Operating activities:
Income before income taxes	$543,716	$1,230,341	$1,125,198
Items related to investing activities:
Depreciation and amortization	160,283	329,049	302,872
Loss (gain) on sale of fixed assets	15,815	(1,195)	(1,147)
Interest income	(8,018)	(9,352)	(10,486)
Other	—	—	(708)
Items related to financing activities:
Interest expense	230	5,283	21,580

	712,026	1,554,126	1,437,309
Accounts receivable and recoverable taxes	99,790	(170,697)	(51,571)
Due to/from related parties – Net	(2,681)	17,226	(527)
Inventories	(49,273)	(435,198)	(204,088)
Prepaid expenses	14,672	11,415	17,365
Trade accounts payable	(68,201)	49,430	54,145
Accrued expenses	(144,437)	(130,535)	(88,054)
Income taxes paid	(172,123)	(289,477)	(251,339)
Other liabilities	5,870	4,176	(20,136)

Net cash provided by operating activities	401,005	610,466	893,104

Investing activities:
Purchases of equipment and investments in leasehold improvements	(85,743)	(538,834)	(529,491)
Proceeds from sale of equipment	2,194	6,556	6,321
Interest received	8,018	9,352	10,486

Net cash used in investing activities	(75,531)	(522,926)	(512,684)

Financing activities:
Borrowings from related party	—	550,000	400,000
Banks borrowings	6,512	—	100,000
Repayments to related party	—	(550,000)	(400,000)
Repayments of bank borrowings	(2,598)	—	(100,000)
Interest paid	(230)	(5,283)	(21,580)
Dividends paid	—	—	(600,000)

Net cash provided by (used in) financing activities	3,684	(5,283)	(621,580)

Net increase (decrease) in cash and cash equivalents	329,158	82,257	(241,160)
Effects of exchange rate changes on cash	(46,383)	(36,152)	150,899
Cash and cash equivalents at beginning of period/year	348,761	302,656	392,917

Cash and cash equivalents at end of period/year	$631,536	$348,761	$302,656

See accompanying notes to the consolidated financial statements.

Office Depot de México, S. A. de C. V. and Subsidiaries

Notes to the Consolidated Financial Statements

For the period from January 1, 2013 to July 9, 2013 (unaudited), and for the years ended December 31, 2012 and 2011

(In thousands of Mexican pesos, unless stated otherwise)

1.	Nature of business

Office Depot de México, S. A. de C. V. (“ODM”, a 50% owned subsidiary of Grupo Gigante, S. A. B. de C. V. and 50% owned affiliate of Office Depot Delaware Overseas Finance 1, LLC) and subsidiaries (collectively, the “Company”) is a chain of 215 stores in Mexico, five in Costa Rica, eight in Guatemala, three in El Salvador, two in Honduras, four in Panama, twelve in Colombia, eight distribution centers, a cross dock in Mexico that sells office supplies and electronic goods, and a printing service specializing in the retail and catalogue business for office supplies.

2.	Significant events

On July 9, 2013, Grupo Gigante, S. A. B. de C. V. (“Grupo Gigante”) acquired 50% of the outstanding shares of the Company, which were previously owned by a subsidiary of Office Depot, Inc. As a result of the acquisition, Grupo Gigante owns 100% of the outstanding shares of ODM as of such date. Grupo Gigante issued a bridge loan to finance the acquisition. The bridge loan is guaranteed by ODM and certain of its subsidiaries, as well as certain other subsidiaries of Grupo Gigante. On September 23, 2013, Grupo Gigante pre-paid 50% of the outstanding amount of bridge loan.

3.	Basis of presentation

a.

Comparability – The consolidated financial statements for the period from January 1, 2013 to July 9, 2013 represent the result of operations of the Company through that date, which is the date on which Grupo Gigante acquired the remaining 50% of the outstanding shares of the Company, as discussed in Note 2 above. As that period is less than a full year, the consolidated financial information as of July 9, 2013 and for the period from January 1, 2013 to July 9, 2013 may not be comparable to the consolidated financial information for the years ended December 31, 2012 and 2011.

b.

Explanation for translation into English - The accompanying consolidated financial statements have been translated from Spanish into English for use outside of Mexico. These consolidated financial statements are presented on the basis of Mexican Financial Reporting Standards (“MFRS”), individually referred to as Normas de Información Financiera or “NIFs”. Certain accounting practices applied by the Company that conform with MFRS may not conform with accounting principles generally accepted in the country of use.

c.

Monetary unit of the financial statements—The consolidated financial statements and notes as of July 9, 2013 and December 31, 2012 and 2011 and for the period from January 1, 2013 to July 9, 2013and for the years ended December 31, 2012 and 2011, include balances and transactions denominated in Mexican pesos of different purchasing power.

d.

Consolidation of financial statements—The consolidated financial statements include the financial statements of ODM and those of its subsidiaries over which it exercises control. ODM’s shareholding percentage in their capital stock is shown below:

Company	Equity	Activity
Direct Subsidiaries:
Centro de Apoyo, S. A. de C. V.	99.998000%	A Mexican real estate company, which owns properties where several stores of ODM are located.
O. D. G. Caribe, S. A. de C. V.	99.999999%	A Mexican holding company of subsidiaries specialized in the retail, catalogue business for office supplies, located in Colombia.
Servicios Administrativos Office Depot, S. A. de C. V.	99.840000%	Provides administrative services to Mexican related parties, located in Mexico.
OD Guatemala y Cía. LTDA	99.999900%	Operates stores specializing in the sale of services and office supplies, located in Guatemala.
Erial BQ, S. A.	100.000000%	Operates stores specializing in the sale of services and office supplies, located in Costa Rica.
OD El Salvador, LTDA de C. V.	99.990000%	Operates stores specializing in the sale of services and office supplies, located in El Salvador.
OD Honduras, S. de R. L.	99.999000%	Operates stores specializing in the sale of services and office supplies, located in Honduras.
OD Panamá, S. A.	100.000000%	Operates stores specializing in the sale of services and office supplies, located in Panama.
Formas Eficientes, S. A. de C. V.	99.922000%	The distribution and handling of office supplies inventories as well as printed forms, located in Mexico.
FESA Formas Eficientes, S. A.	100.000000%	The distribution and handling of office supplies inventories as well printed forms, located in Costa Rica.
Ofixpres, S.A. de C.V.	99.939000%	The distribution and handling of office supplies inventories as well as printed forms, located in El Salvador.

Company	Equity	Activity
Indirect subsidiaries:
Centro de Apoyo Caribe S. A. de C. V.	90.000000%	The acquisition and leasing of all types of real estate. This company has not initiated operations as of the date of these consolidated financial statements (subsidiary of Centro de Apoyo, S. A. de C. V.), located in Mexico.
OD Colombia, S. A. S.	89.900000%	Stores specializing in the sale of services and office supplies (subsidiary of ODG Caribe, S. A. de C. V.), located in Colombia.

Company	Equity	Activity
Indirect subsidiaries:
Papelera General, S. A. de C. V.	99.990000%	The distribution of office supplies (subsidiary of Formas Eficientes, S. A. de C. V.), located in México.
Ofixpres, S. A. S.	100.000000%	The distribution and handling of office supplies inventories as well as fabrication of printed forms, located in Colombia, (subsidiary of OD Colombia, S. A. S.).
OD Peru, S. A. C.	99.000000%	This company has not initiated operations as of the date of these consolidated financial statements and it is located in Peru.

All intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements.

e.

Translation of financial statements of foreign subsidiaries—To consolidate financial statements of foreign subsidiaries, the accounting policies of the foreign entity are converted to MFRS using the currency in which transactions are recorded.

As the functional currency is the same as the currency in which transactions are recorded for all of the Company’s foreign operations, the financial statements are subsequently translated to Mexican pesos using the following exchange rates: 1) the closing exchange rate in effect at the balance sheet date for assets and liabilities; 2) historical exchange rates for stockholders’ equity, and 3) the rate on the date of accrual of revenues, costs and expenses. Translation effects are recorded in stockholders’ equity.

The currency in which transactions are recorded and the functional currency of foreign operations and the exchange rates used in the different translation processes are as follows:

Company	Recording currency	Functional currency	Exchange rate to translate from functional currency to Mexican pesos 09/07/2013
OD Guatemala y Cía. LTDA	Quetzal	Quetzal	1.6529
Erial BQ, S. A.	Colon	Colon	0.0256
FESA Formas Eficientes, S. A.	Colon	Colon	0.0256
OD El Salvador, LTDA de C. V.	US dollars	US dollars	12.9267
Ofixpres, S.A. de C.V.	US dollars	US dollars	12.9267
OD Honduras, S. de R. L.	Lempiras	Lempiras	0.6333
OD Panamá, S. A.	US Dollars	US Dollars	12.9267
OD Colombia, S. A. S.	Colombian pesos	Colombian pesos	0.0067
Ofixpres, S. A. S.	Colombian pesos	Colombian pesos	0.0067

f.

Comprehensive income—Represents changes in stockholders’ equity during the year, for concepts other than capital contributions, reductions and distributions, and is comprised of the net income (loss) of the year, plus other comprehensive income (loss) items of the same period, which are presented directly in stockholders’ equity without affecting results. Other comprehensive income (loss) is represented by the effects of translation of foreign operations.

g.

Classification of costs and expenses—Costs and expenses presented within results were classified according to their function. Consequently, cost of sales is presented separately from the other costs and expenses.

4.	Summary of significant accounting policies

The accompanying consolidated financial statements have been prepared in conformity with MFRS, which require that management make certain estimates and use certain assumptions that affect the amounts reported in the consolidated financial statements and their related disclosures; however, actual results may differ from such estimates. The Company’s management, upon applying professional judgment, considers that estimates made and assumptions used were adequate under the circumstances. The significant accounting policies of the Company are as follows:

a.	Accounting changes -

Beginning January 1, 2013, the Company adopted the following new NIFs:

NIF B-3, Statement of Comprehensive Income or Loss —Establishes the option of presenting a) a single statement of income or loss and other comprehensive income or loss (statement of comprehensive income or loss) that contains the components of net income or loss and other comprehensive results (OCI) including OCI attributable to other entities accounted for by the equity method or b) two separate statements that include the statement of income, which should include only the components that make up the net income or loss, and the statement of other comprehensive results, which should present net income or loss and the components of OCI including OCI attributable to other entities accounted for by the equity method. It also establishes that items should not be presented as non-ordinary in segregated form, either in the financial statements or in notes to the financial statements.

NIF B-4, Statement of Changes in Stockholders’ Equity—Establishes the general standards for the presentation and structure of the statement of changes in stockholders’ equity, such as presenting retrospective adjustments for accounting changes and error corrections which affect the opening balances of each of the components of stockholders’ equity, and presenting comprehensive income or loss in a single heading, or detailing all items in accordance with NIF B-3.

NIF B-6, Statement of Financial Position—Establishes the structure of the statement of financial position and the related presentation and disclosure requirements.

The adoption of these new standards did not have material effects in the accompanying consolidated financial statements.

b.

Recognition of the effects of inflation - Beginning on January 1, 2008, the Company discontinued recognition of the effects of inflation in its consolidated financial statements for those entities that do not operate in an inflationary environment, as that term is defined in MFRS. However, assets and stockholders’ equity include the restatement effects recognized by those entities through December 31, 2007. The cumulative inflation rate in Mexico for the two fiscal years prior to those ended December 31, 2012 and 2011 was 12.26% and 15.19%, respectively, for which reason the economic environment continued to be considered non-inflationary in all periods. Inflation rates for the period ended July 9, 2013 and for the years ended 2012 and 2011 were 1.30%, 3.57% and 3.82%, respectively.

c.

Cash and cash equivalents—Cash and cash equivalents consist mainly of bank deposits in checking accounts and short-term investments that a) are highly liquid and easily convertible into cash, b) mature within three months from their acquisition date and c) are subject to low risk of material changes in value. Cash is stated at nominal value and cash equivalents are valued at fair value; any fluctuations in value are recognized in comprehensive financing (cost) income of the period

d.

Concentration of credit risk—The Company sells products to customers primarily in the retail trade in Mexico. The Company conducts periodic evaluations of its customers’ financial condition and generally does not require collateral. The Company does not believe that significant risk of loss from a concentration of credit risk exists given the large number of customers that comprise its customer base and their geographical dispersion. The Company also believes that its potential credit risk is adequately covered by the allowance for doubtful accounts.

e.	Inventories and cost of sales—Inventories are stated at the lower of cost or realizable value. Cost is determined using the average cost method.

f.

Property, equipment and leasehold improvements—Property, equipment and leasehold improvements are recorded at acquisition cost. Balances from acquisitions made through December 31, 2007, were restated for the effects of inflation by applying factors derived from the NCPI (National Consumer Price Index) through that date.

Depreciation is calculated using the straight-line method based on the useful lives of the related assets, as follows:

Average years
Buildings	40
Leasehold improvements	9-25
Furniture and fixtures	4-10
Computers	4
Vehicles	4-8

The useful lives of fixed assets are reviewed at least annually to determine whether events and circumstances warrant a revision.

g.

Impairment of long-lived assets in use—The Company reviews the carrying amounts of long-lived asset in use, other than goodwill and intangible assets with indefinite useful lives, when an impairment indicator suggests that such amounts might not be recoverable, considering the greater of the present value of future net cash flows or the net sales price upon disposal. Impairment is recorded when the carrying amounts exceed the greater of the aforementioned amounts. Impairment indicators considered for these purposes are, among others, operating losses or negative cash flows in the period if they are combined with a history or projection of losses, depreciation and amortization charged to results, which in percentage terms in relation to revenues are substantially higher than that of previous years, obsolescence, competition and other legal and economic factors.

h.

Goodwill and intangible assets—Goodwill represents the excess of consideration paid over the fair value of the net assets acquired in subsidiary shares, as of the date of acquisition. Through December 31, 2007, goodwill was restated for the effects of inflation using the NCPI. Intangible assets with indefinite useful lives are carried at cost. Goodwill and intangible assets with indefinite useful lives are not amortized and are subject to impairment tests at least once a year, regardless of the existence of impairment indicators.

The Company amortizes the cost of its intangible assets with definite useful lives over such estimated useful lives. These lives are reviewed at least annually to determine whether events and circumstances warrant a revision. Useful lives are as follows:

Years
Customer list	5
Non-compete agreement	10

i.	Provisions—Provisions are recognized for current obligations that arise from a past event, that are probable to result in the use of economic resources, and that can be reasonably estimated.

j.

Direct employee benefits—Direct employee benefits are calculated based on the services rendered by employees, considering their most recent salaries. The liability is recognized as it accrues. These benefits include mainly statutory employee profit sharing (“PTU”) payable, compensated absences, such as vacation and vacation premiums, and incentives.

k.

Employee benefits for termination, retirement and other—Liabilities related to seniority premiums and, severance payments are recognized as they accrue and are calculated by independent actuaries based on the projected unit credit method using nominal interest rates.

l.

Statutory employee profit sharing (PTU)—PTU is recorded in the results of the year in which it is incurred and presented under selling, administrative and general expenses within results. Deferred PTU is derived from temporary differences that result from comparing the accounting and PTU bases of assets and liabilities and is recognized only when it can be reasonably assumed that such difference will generate a liability or benefit, and there is no indication that circumstances will change in such a way that the liabilities will not be paid or benefits will not be realized.

m.

Income taxes—Income tax (“ISR”) and the Business Flat Tax (“IETU”) are recorded in the results of the year they are incurred. To recognize deferred income taxes, based on its financial projections, the Company determines whether it expects to incur ISR or IETU and, accordingly, recognizes deferred taxes based on that expectation. Deferred taxes are calculated by applying the corresponding tax rate to temporary differences resulting from comparing the accounting and tax bases of assets and liabilities and including, if any, future benefits from tax loss carryforwards and certain tax credits. Deferred tax assets are recorded only when there is a high probability of recovery.

During December 2013, the 2014 Mexican Tax Reform was enacted, which eliminated the concept of IETU. Accordingly, deferred IETU recognized through the enactment date would require elimination.

n.

Foreign currency transactions—Foreign currency transactions are recorded at the applicable exchange rate in effect at the transaction date. Monetary assets and liabilities denominated in foreign currency are translated into functional currency amounts at the applicable exchange rate in effect at the balance sheet date. Exchange fluctuations are recorded as a component of net comprehensive financing cost within results.

o.

Revenue recognition—Revenues are recognized in the period in which the risks and rewards of ownership of the inventories are transferred to the customers, which generally coincides with the delivery of products to customers in satisfaction of orders.

Revenue is recognized at the point of sale for retail transactions and at the time of successful delivery for contract, catalog and internet sales. Sales taxes collected are not included in reported sales. The Company does not charge shipping and handling costs to its customers; such costs are included within selling, administrative and general expenses within results and amounted to $56,207 (unaudited), $124,109 and $118,037 for the period from January 1, 2013 to July 9, 2013 and for the years ended in 2012 and 2011, respectively.

p.

Advertising—Advertising costs are charged to expense when incurred. Advertising expense for the period from January 1, 2013 to July 9, 2013 and for the years ended December 31, 2012 and 2011 was $75,005 (unaudited), $239,639 and $203,451, respectively. Prepaid advertising costs were $31,076 (unaudited), $44,723 and $59,936 for the period from January 1, 2013 to July 9, 2013 and for the years ended December 31, 2012 and 2011, respectively.

5.	Cash and cash equivalents

	09/07/2013
	(Unaudited)	31/12/2012
Checking accounts	$341,914	$258,009
Readily available daily investments	289,622	90,752

	$631,536	$348,761

6.	Accounts receivable and recoverable taxes

	09/07/2013
	(Unaudited)	31/12/2012
Trade accounts receivable	$647,146	$663,894
Allowance for doubtful accounts	(6,053)	(5,728)

	641,093	658,166
Sundry debtors	29,720	33,263
Recoverable taxes, mainly value-added tax and income tax	263,014	342,188

	$933,827	$1,033,617

Movements in the allowance for doubtful accounts for the period from January 1, 2013 to July 9, 2013 and for the years ended December 31, 2012 and 2011 are as follows:

	Balance at beginning of period	Additional charged to expenses	Write-offs of uncollectible accounts	Balance at ending of period
09/07/2013(Unaudited)	$5,728	$612	$(287)	$6,053
31/12/2012	10,259	(2,042)	2,489	5,728
31/12/2011	4,109	7,556	1,406	10,259

7.	Inventories

	09/07/2013
	(Unaudited)	31/12/2012
Inventories	$3,439,069	$3,337,106
Allowance for obsolete inventories	(36,545)	(19,516)

	3,402,524	3,317,590
Goods in-transit	15,098	50,759

	$3,417,622	$3,368,349

Movements in the allowance for obsolete inventories for the period from January 1, 2013 to July 9, 2013 and for the years ended December 31, 2012 and 2011 are as follows:

	Balance at beginning of period	Additional charged to expenses	Shrinkage	Balance at ending of period
09/07/2013(Unaudited)	$19,516	$22,847	$5,818	$36,545
31/12/2012	12,659	20,712	13,855	19,516
31/12/2011	11,983	16,759	16,083	12,659

8.	Property, equipment and leasehold improvements

	09/07/2013
	(Unaudited)	31/12/2012	31/12/2011
a. Investment
Land	$1,373,298	$1,378,984	$1,365,260
Buildings	1,871,696	1,803,077	1,713,779
Leasehold improvements	1,584,713	1,600,527	1,476,640
Furniture and fixtures	1,082,554	1,064,491	966,230
Computers	382,090	375,465	314,352
Vehicles	175,922	171,582	160,225
Construction in-progress	34,757	86,554	73,774

	$6,505,030	$6,480,680	$6,070,260

b. Accumulated depreciation and amortization
Buildings	$408,354	$380,134	$325,758
Leasehold improvements	729,871	713,485	644,443
Furniture and fixtures	711,959	675,835	612,433
Computers	286,887	270,329	247,264
Vehicles	121,744	113,109	106,936

	$2,258,815	$2,152,892	$1,936,834

	$4,246,215	$4,327,788	$4,133,426

Depreciation expense for the period from January 1, 2013 to July 9, 2013 and for the years ended December 31, 2012 and 2011 were $110,426 (unaudited), $230,248 and $207,982, respectively.

Amortization expense for the period from January 1, 2013 to July 9, 2013 and December 31, 2012 and 2011 was $49,857 (unaudited), $98,801 and $94,890, respectively, which includes amortization of leasehold improvements as well as intangibles detailed in Note 8.

9.	Intangible assets

	09/07/2013
	(Unaudited)	31/12/2012
Intangible assets with finite useful lives:
Non-compete agreement	$22,473	$22,412
Customer list	101,726	105,908

	124,199	128,320
Accumulated amortization	(74,552)	(63,575)

	49,647	64,745
Intangible asset with indefinite useful life:
Trademark	12,501	13,550

	$62,148	$78,295

Amortization expense of intangible assets for the period from January 1, 2013 to July 9, 2013 and for the years ended December 31, 2012 and 2011 were $10,976 (unaudited), $23,266 and $36,641, respectively. The estimated amortization expense of intangible assets with finite lives for each of the three following years is as follows:

Remaining period of 2013	$23,340
2014	23,340
2015	18,065

10.	Employee benefits

a.

The Company pays seniority premium benefits to its employees, which consist of a lump sum payment of 12 days’ wage for each year worked, calculated using the most recent salary, not to exceed twice the minimum wage established by law. The related liability and annual cost of such benefits are calculated by an independent actuary on the basis of formulas defined in the plans using the projected unit credit method.

b.

The Company also provides statutorily mandated severance benefits to its employees terminated under certain circumstances. Such benefits consist of a one-time payment of three months wages plus 20 days wages for each year of service payable upon involuntary termination without just cause.

c.	Present value of these obligations are:

	09/07/2013 (Unaudited)	31/12/2012
Defined benefit obligation – Underfunded	$(45,651)	$(45,804)
Unrecognized items:
Past service costs, change in methodology and changes to the plan	—	989
Transition liability	—	83
Actuarial gains and losses	—	(219)

Total unrecognized amounts pending amortization	—	853

Net projected liability	$(45,651)	$(44,951)

d.	Nominal rates used in actuarial calculations are as follows:

	09/07/2013	31/12/2012
	%	%
Discount of the projected benefit obligation at present value	8.19	8.19
Salary increase	5.73	5.73
Minimum wage increase rate	4.27	4.27

The transition liability balance generated in 2007 will be amortized over a five-year period.

e.	Net cost for the period includes the following items:

	09/07/2013 (Unaudited)	31/12/2012
Service cost	$7,645	$10,913
Interest cost	1,504	2,954
Amortization of unrecognized prior service costs	52	208
Amortization of actuarial gains	—	1,412
Effect of personnel reduction or early termination (other than a restructuring or discontinued operation)	—	(605)

Net cost for the period	$9,201	$14,882

f.	Changes in present value of the defined benefit obligation are as follows:

	09/07/2013 (Unaudited)	31/12/2012
Benefit obligation at beginning of year	$44,951	$40,775
Service cost	7,645	10,913
Interest cost	1,504	2,954
Amortization of unrecognized prior service costs	52	208
Actuarial gains and losses – Net	—	1,412
Benefits paid	(8,501)	(10,706)
Effect of personnel reduction or early termination	—	(605)

Present value of the defined benefit obligation as of December 31, 2012	$45,651	$44,951

g.

Under Mexican legislation, the Company must make payments equivalent to 2% of its workers’ daily integrated salary to a defined contribution plan that is part of the retirement savings system. The expense for the period from January 1, 2013 to July 9, 2013 and for the years ended December 31, 2012 and 2011 was $8,244 (unaudited), $15,908 and $14,348, respectively.

h.	Balance of PTU payable is as follows:

	09/07/2013 (Unaudited)	31/12/2012
PTU:
Current	$(6,396)	$(11,489)
Deferred	—	5

	$(6,396)	$(11,485)

11.	Stockholders’ equity

a.	Common stock at par value (historical pesos) as of July 9, 2013 (unaudited) and December 31, 2012 is as follows:

	Number of shares	Amount
Fixed capital:
Series A	2,500	$25
Series B	2,500	25

	5,000	50
Variable capital:
Series A	27,749,159	277,492
Series B	27,749,159	277,492

Total	55,498,318	554,984

	55,503,318	$555,034

Common stock consists of common nominative shares at a par value of $10 per share. Series A shares represent 50% of common stock and may only be acquired by Mexican citizens. Series B shares represent 50% of common stock and may be freely subscribed. Variable capital is unlimited.

b.	Pursuant to a resolution at the general ordinary stockholders’ meeting held on April 8, 2011, a dividend was declared out of the net tax income account (CUFIN) for $600,000.

c.

During an extraordinary shareholder’s meeting held on January 6, 2014, the shareholders approved the amendment of the Entity’s bylaws in their entirety to conform them to the provisions of the Ley del Mercado de Valores (Mexican Securities Market Law, or “LMV”) applicable to public corporations, thereby, adopting the denomination of a corporation with variable capital public stock (sociedad anónima bursátil de capital variable). At that time, they also approved a 15 for 1 stock split, as a result of which, as of such date, the total fixed common stock of the Entity is comprised of 75,000 shares and the total variable common stock of the Entity is comprised of 832,474,770 shares for total ordinary and nominative, no par value shares of 832,549,770.

d.

Retained earnings include the statutory legal reserve. The General Corporate Law requires that at least 5% of net income of the year be transferred to the legal reserve until the reserve equals 20% of capital stock at par value (historical pesos). The legal reserve may be capitalized but may not be distributed unless the entity is dissolved. The legal reserve must be replenished if it is reduced for any reason. At July 9, 2013 and December 31, 2012, the legal reserve, in historical pesos, was $111,007.

e.

Stockholders’ equity, except restated paid-in capital and tax retained earnings will be subject to ISR payable by the Company at the rate in effect upon distribution. Any tax paid on such distribution may be credited against annual and estimated income taxes of the year in which the tax on dividends is paid and the following two fiscal years.

f.	The balances of the stockholders’ equity tax accounts as of July 9, 2013 and December 31, 2012 are:

	09/07/2013 (Unaudited)	31/12/2012
Contributed capital account	1,589,641	$1,569,241
Net tax income account (CUFIN)	5,924,445	5,855,646

Total	7,514,086	$7,424,887

12.	Foreign currency balances and transactions

a.	As of July 9, 2013 and December 31, 2012, the foreign currency monetary position is as follows:

	09/07/2013
	(Unaudited)	31/12/2012
Thousands of U.S. dollars:
Monetary assets	$23,734	$27,895
Monetary liabilities	(34,289)	(35,546)

Net monetary liability position	(10,555)	(7,651)

Equivalent in thousands of Mexican pesos	$(137,459)	$(99,310)

b.	Transactions denominated in foreign currency were as follows:

	09/07/2013
(Thousands of U.S. dollars)	(Unaudited)	31/12/2012	31/12/2011
Import purchases	58,427	192,777	183,755
Acquisition of fixed assets	3,772	22,538	18,657
Other expenses	243	822	606

c.	Mexican peso exchange rates in effect at the dates of the consolidated balance sheets and the date of issuance of the accompanying consolidated financial statements were as follows:

	07/02/2014
	(Unaudited)	09/07/2013	31/12/2012	31/12/2011
Mexican pesos per one
U. S. dollar	$13.22	$12.92	$12.98	$13.98

13.	Transactions and balances with related parties

a.	Transactions with related parties, carried out in the ordinary course of business, were as follows:

	09/07/2013
	(Unaudited)	31/12/2012	31/12/2011
Sales:
Restaurantes Toks, S. A. de C. V.	$577	$1,142	$1,144
Servicios Gastronómicos Gigante, S. A. de C. V.	96	162	155
Servicios Toks, S. A. de C. V.	77	110	146
Distribuidora Store Home, S. A. de C. V.	42	78	76
Unidad de Servicios Compartidos, S. A. de C. V.	33	118	48
Grupo Gigante, S. A. B. de C. V.	8	32	17
Gigante, S. A. de C. V.	1	6	2
Gigante Grupo Inmobiliario, S. A. de C. V.	13	16	24
Other related parties	1,601	1,989	1,778
Leases and maintenance income:
Restaurantes Toks, S. A. de C. V.	6,450	12,943	11,244
Distribuidora Store Home, S. A. de C. V.	1,544	3,350	3,004
Servicios Toks, S. A. de C. V.	1,296	2,393	2,277
Other related parties	—	1,210	1,167

	09/07/2013
	(Unaudited)	31/12/2012	31/12/2011
Leases, maintenance and other expenses:
Gigante Grupo Inmobiliario	23,125	40,142	38,891
Office Depot, Inc.	3,867	1,161	3,088
Gigante, S. A. de C. V.	1,364	2,680	170
Other related parties	3,682	15,558	9,687
Grupo Gigante, S. A. B. de C. V.	—	1,957	—
Interest expense:
Grupo Gigante, S. A. B. de C. V.		4,832	18,899
Acquisition and maintenance of vehicles:
Ola Polanco, S. A. de C. V.	954	1,929	2,433
Nami Naucalpan, S. A. de C. V.	897	—	—
Purchase of inventories:
Office Depot Asia Holding Limited	196,739	426,262	269,706

b.	Balances due from related parties are as follows:

	09/07/2013
	(Unaudited)	31/12/2012
Restaurantes Toks, S. A. de C. V.	$276	$194
Servicios Toks, S. A. de C. V.	35	12
Grupo Gigante S. A. B. de C. V.	—	27
Distribuidora Storehome, S. A. de C. V.	45	18
Servicios Gastronómicos Gigante, S. A. de C. V.	33	30
Gigante, S. A. de C. V.	—	7
Other related parties	—	19

	$389	$307

14.	Other expenses

a.	Detail is as follows:

	09/07/2013
	(Unaudited)	31/12/2012	31/12/2011
Colombian equity tax	$—	$—	$(39,334)
Others	—	588	—

	$—	$588	$(39,334)

15.	Tax environment

Income taxes in Mexico -

The Company is subject to ISR and IETU and pays the greater of the two.

ISR -The rate was 30% in 2013 and 2012 and as a result of the new 2014 ISR law (2014 Law), it will continue at 30% in 2014 and subsequent years.

IETU – IETU was eliminated as of 2014; therefore, through December 11, 2013, the enactment date of the 2014 Mexican tax reform, this tax was incurred based on revenues less deductions and certain tax credits based on cash flows from each year. The respective rate was 17.5%.

Based on its financial projections and according to Interpretation of Financial Information Standard (“INIF”) 8, Effects of the Business Flat Tax, the Company determined that certain subsidiaries will pay ISR while others will pay IETU. Therefore, deferred income taxes are calculated under both tax regimes.

Income taxes in other countries -

The foreign subsidiaries calculate income taxes on their individual results, in accordance with the regulations of each country.

The tax rates applicable in other countries where the Company operates and the period in which tax losses may be applied, are as follows:

	09/07/2013	Statutory income tax rate (%)		Period of
	(Unaudited)	31/12/2012	31/12/2011	expiration
Colombia	34.0	33.0	33.0	(a	)
Costa Rica	30.0	30.0	30.0	3
El Salvador	30.0	30.0	25.0	(b	)
Guatemala	31.0	31.0	31.0	(b	)
Honduras	30.0	31.0	35.0	4
Panama	25.0	25.0	25.0	5

(a)	Tax losses generated in 2006 may be amortized up to 25% in each fiscal year. Beginning 2007, tax losses may be amortized without limitation on the value or period.
(b)	Operating losses are not amortizable.

a.	Income taxes are as follows:

	09/07/2013	31/12/2012	31/12/2011
	(Unaudited)
ISR:
Current	$204,810	$446,002	$398,200
Deferred	(37,972)	(79,600)	(41,574)

	166,838	366,402	356,626

IETU:
Current	20,771	33,660	25,728
Deferred	(502)	10,617	14,582

	20,269	44,277	40,310

Total	$187,107	$410,679	$396,936

b.	Income taxes and the reconciliation of the statutory and effective ISR rates, expressed in amounts and as a percentage of income before income taxes, are:

	09/07/2013
	(Unaudited)	31/12/2012	31/12/2011
	%	%	%
Statutory tax rate	30	30	30
Effects of inflation	—	(1)	(2)
Non-deductible expenses	1	1	1
Other	—	(1)	2
IETU	3	4	4

	34%	33%	35%

c.	The main items originating the deferred ISR asset as of July 9, 2013 and December 31, 2012 are:

	09/07/2013
	(Unaudited)	31/12/2012
Deferred ISR asset:
Effect of tax loss carryforwards	$97,621	$96,368
Property, equipment and leasehold improvements	164,225	139,298
Accrued expenses	17,196	29,050
Allowance for doubtful accounts	464	342
Other, net	14,412	11,636

Deferred ISR asset	293,918	276,694
Deferred ISR liability:
Inventories	(5,059)	(18,657)
Prepaid expenses	(14,213)	(15,661)

Deferred ISR liability	(19,272)	(34,318)

Valuation allowance for deferred ISR asset	(93,068)	(93,068)

Net deferred ISR asset	$181,578	$149,308

Movements in the valuation allowance for the deferred ISR asset for the period from January 1, 2013 to July 9, 2013 and for the years ended December 31, 2012 and 2011 are as follows:

	Balance at beginning of period	Additional charged to expenses	Amortization of tax losses	Balance at ending of period
2013	93,068	—	—	93,068
2012	75,587	17,481	—	93,068
2011	79,242	21,147	24,802	75,587

d.	As of December 31, the main items that give rise to a deferred IETU liability are:

	09/07/2013
	(Unaudited)	2012
Deferred IETU liability:
Accounts receivable from affiliated companies	(60,126)	$(62,627)
Vehicles	(2,527)	(2,261)

Deferred IETU liability	(62,653)	(64,888)

	09/07/2013
	(Unaudited)	2012
Deferred IETU asset:
Accrued expenses	15,192	13,868

Deferred IETU asset:	15,192	13,868

Total IETU liability	(47,461)	$(51,020)

Deferred income taxes	134,117	$98,288

e.

The benefits of restated tax loss carryforwards in Mexico for which the deferred ISR asset has been recognized, can be recovered subject to certain conditions in different jurisdictions. Restated amounts as of December 31, 2012 and expiration dates are:

Year of Expiration	Tax loss carryforwards
2013	$3,568
2014	2,556
2015	2,086
2016	2,001
2017	1,256
2018	995
2019	369
2020	23
2021	22
2022	22

$12,898

In Colombia, tax losses carryforwards of $282,023 as of December 31, 2012 can be recovered without limitation on the value or period.

16.	Commitments and Contingencies

Commitments

The Company leases retail stores and other facilities under operating lease agreements with initial lease terms expiring in various years through 2040. In addition to minimum rentals, there are certain executory costs such as real estate taxes, insurance and common area maintenance on most of the Company’s facility leases.

The table below shows future minimum lease payments due under the non-cancelable portions of our leases as of July 9, 2013.

2013	$213,663
2014	427,326
2015	427,326
2016	427,326
2017	427,326
Thereafter	2,727,416

$4,650,383

Rent expense was $207,637 (unaudited) for the period from January 1, 2013 to July 9, 2013, $404,505 in 2012 and $352,185 in 2011.

Legal Matters

On August 31, 2005, in an effort to expand operations within Mexico, a sublease agreement with respect to a plot of land was signed between the Company and a third party, under which the Company would sublease the land and build one of its Office Depot stores. After subsequent analysis, in its own best interest, the Company decided not to proceed with the project and notified the third party of its intent to early terminate the sublease contract. The third party considered this to be a breach of the sublease contract, which resulted in the Company filing a lawsuit against the sublessor in July 2006, seeking the early termination of the contract. The third party filed a counterclaim against the Company seeking mandatory performance by the Company under the contract.

In October 2008, the Company was ordered under the counterclaim to comply with the terms of the sublease agreement, which requires the construction of an Office Depot store on the plot of land. The Company filed an appeal in January 2009. On August 19, 2010, the court rejected the Company’s appeal of January 2009. The Company filed an amparo or appeal (an injunction on constitutional grounds) against the August 19, 2010 resolution as result of which (after the corresponding legal steps), the court resolved the case on October 5, 2012 by ratifying the first resolution issued on October 2008 against the Company.

Subsequently, the Company filed another appeal in November 2012.

The Company, together with its external counsel, estimated that the accrued rentals and the approximate cost of the construction of the Office Depot store were approximately $18,000 and a liability was recognized for this amount as of December 31, 2012, which is included in accrued expenses in the accompanying consolidated financial statements.

On February 14, 2013, a negotiated settlement was agreed upon between the Company and the third party, whereby the Company agreed to settle the claim for $11,600. The adjustment to the provision was recognized, during the period, in the accompanying consolidated financial statements.

17.	Subsequent events

The Company has evaluated events subsequent to July 9, 2013, 2014 to assess the need for potential recognition or disclosure in the accompanying consolidated financial statements. Such events were evaluated through February 25, 2014, the date these consolidated financial statements were available to be reissued. Based upon this evaluation, the following events took place that require disclosure:

a.

On September 20, 2013, the Entity issued 6.875% Senior Notes in domestic and international markets, for a total of $350 million U.S. dollars, maturing on September 20, 2020. The Entity used the proceeds of the issuance of the Senior Notes to grant Grupo Gigante an unsecured loan for $4,352,543, which expires on September 20, 2020. Such loan will earn annual interest of 7.225%.

b.

At a shareholder’s meeting held on September 20, 2013, the shareholder approved the declaration of dividends in the amount of $4,352,543, payable within 84 months from September 20, 2013. Any unpaid amount will bear interest at an annual rate of 7.175%.

18.	New accounting principles

During 2013, the Mexican Board for the Research and Development of Financial Reporting Standards enacted the following NIFs, which go into effect January 1, 2014, although early application is permitted as follows:

NIF B-12 Offsetting of Financial Assets and Financial Liabilities

NIF C-14 Transfer and Cancellation of Financial Assets

Some of the principal changes established in these standards are:

NIF B-12, Offsetting of Financial Assets and Financial Liabilities- Stipulates that the offsetting of financial assets and liabilities should be offset in the statement of financial position when: a) there is a legal right and obligation to collect or pay an offset amount, and b) the amount resulting from offsetting the financial assets of the financial liability reflects the expected cash flows of the entity when it liquidates two or more financial instruments. Furthermore, it establishes that an entity should offset only when the following two conditions are fulfilled: 1) it has a legally enforceable and effective right to offset the financial asset and the financial liability under any circumstances and, in turn; 2) it has the intention of liquidating the financial asset and financial liability on an offset basis or realizing the financial asset and liquidating the financial liability simultaneously.

NIF C-14, Transfer and Cancellation of Financial Assets- Establishes the standards related to the accounting recognition of transfers and cancellations of financial assets different from cash and cash equivalents, such as receivables or negotiable financial instruments, as well as the presentation in the financial statements of such transfers and the related disclosures. In order for a transfer to also qualify as a cancellation, there should be a full assignment of the risks and benefits inherent to the financial asset.

The transferor of the financial asset will eliminate it from its statement of financial position at the time that it is no longer has rights or is exposed to the future profit or loss, respectively, therefrom. Conversely, the recipient will assume the risks inherent to such financial asset acquired and will have an additional return if the cash flows originated thereby exceed those originally estimated, or a loss if the cash flows received were lower.

At the date of issuance of these consolidated financial statements, the Entity has not finalized its analysis with respect to the effects of these new provisions on its financial information.

19.	Differences between MFRS and accounting principles generally accepted in the United States of America (“U.S. GAAP”)

The accompanying consolidated financial statements of the Company are prepared in accordance with MFRS, which may vary in certain significant respects from U.S. GAAP. Note 3 to the accompanying consolidated financial statements summarizes the accounting policies adopted by the Company. The principal differences between MFRS and U.S. GAAP as they affect the Company’s consolidated net income, consolidated stockholders’ equity, presentation of consolidated financial information and the relevant disclosures are summarized below:

	09/07/2013
	(Unaudited)	31/12/2012	31/12/2011
Consolidated net income under MFRS	$356,609	$819,662	$728,262
(i) Elimination of effects of inflation	12,090	24,056	30,570
(ii) Employee retirement obligations	(12)	972	(485)
(iii) Rent holidays	(7,812)	(9,251)	411

	09/07/2013
	(Unaudited)	31/12/2012	31/12/2011
(v) Deferred PTU asset	—	(4)	79

Total U.S. GAAP adjustments	4,266	15,773	30,575

(vi) (vi) Deferred income tax effects on U.S. GAAP adjustments	(2,182)	(3,569)	22,927

Consolidated net income under U.S. GAAP	$358,693	$831,866	$781,764

	09/07/2013	31/12/2012
	(Unaudited)
Consolidated stockholders’ equity under MFRS (1)	$6,919,173	$6,608,947
(i) Elimination effects of inflation	(408,720)	(422,222)
(ii) Change in employee retirement obligations	1,339	967
(iii) Rent holidays	(56,297)	(48,719)
(iv) Amortization of goodwill	13,812	13,812
(v) Deferred PTU asset	(808)	(808)

Total U.S. GAAP adjustments	$(450,674)	$(456,970)

(vi) Deferred income tax effects on U.S. GAAP adjustments	136,980	135,183

Consolidated stockholders’ equity under U.S. GAAP	$6,605,478	$6,287,160

(1)	Individual adjustments to the accompanying reconciliation of stockholders’ equity include the effects of translation of foreign operations whose functional currency is different from the Mexican peso.

(i)

Elimination of the effects of inflation—Through December 31, 2007, MFRS required the recognition of the comprehensive effects of inflation on consolidated financial information. Beginning January 1, 2008, MFRS only requires the recognition of the effects of inflation for entities that operate in an inflationary environment (one whose cumulative inflation for the preceding three-year periods equals or exceeds 26%). Since that date, Mexico has ceased to be an inflationary economic environment. However assets and stockholders’ equity under MFRS include the effects of inflation recognized through December 31, 2007. The elimination of the effects of inflation on individual line items in the consolidated balance sheets under MFRS are as follows:

	09/07/2013	31/12/2012
	(Unaudited)
Property, equipment and leasehold improvements	$394,446	$407,875
Intangible assets	377	450
Goodwill	13,897	13,897

Total adjustment	$408,720	$422,222

U.S. GAAP generally requires the use of the historical cost basis of accounting, except when an entity operates in a highly inflationary economy. Accordingly, the comprehensive effects of inflation recognized under MFRS have been eliminated in the accompanying reconciliation of consolidated net income and stockholders’ equity to U.S. GAAP.

(ii)

Employee benefits—Under MFRS, liabilities from seniority premiums, pension plans and severance payment are recognized as they accrue determined based on actuarial calculations using the projected unit credit method. The liability recognized under MFRS does not include unrecognized items such as actuarial gains and losses and prior service costs, which under MFRS, will be amortized to the liability generally over the remaining service period of the employees.

U.S. GAAP requires recognition of the fully overfunded or underfunded status of the liability for defined benefit employee obligations, with an offsetting entry to other comprehensive income. The amounts included in other comprehensive income are reclassified into results generally over the remaining service period of the employees. Additionally, for certain termination benefits under MFRS, modifications to a plan and the related prior service costs are recognized within results in the year of modification; under U.S. GAAP, these prior service costs are recognized in other comprehensive income and amortized to results generally over the remaining service period of the employees. Accordingly, the adjustment in the accompanying reconciliations of consolidated net income and stockholders’ equity to U.S. GAAP include (i) the recognition of the fully underfunded status of the obligation under U.S. GAAP within other comprehensive income and (ii) the difference in recognition of prior service costs related to certain termination benefits, given modifications to such benefits in 2010.

In addition, U.S. GAAP requires certain additional disclosures as shown below:

	Employee benefits
	09/07/2013	Employee benefits
	(Unaudited)	31/12/2012
As of December 31:
Projected benefit obligation	$46,516	$45,804
Change in benefit obligation:
Benefit obligation at beginning of year	45,804	41,780
Service cost	7,645	10,913
Interest cost	1,504	2,954
Amortization of transition obligation	64	128
Amortization of prior service cost	—	974
Actuarial gain		(239)
Benefits paid	(8,501)	(10,706)

Benefit obligation at end of year	$46,516	$45,804

	Employee benefits
	09/07/2013	Employee benefits
	(Unaudited)	31/12/2012
Components of net periodic cost:
Service cost	$7,645	$10,912
Interest cost	1,504	2,954
Amortization of transition obligation	64	128
Amortization of prior service cost	—	112
Effect of personnel reduction or early termination (other than a restructuring or discontinued operation)	—	—
Amortization of net gain	—	(197)

Net periodic cost	$9,213	$13,910

The amount in accumulated other comprehensive income expected to be recognized as component of net periodic benefit cost over the following fiscal year is $1,825.

Weighted-average assumptions used to determine benefit obligations and net periodic benefit cost as of and for the year ended December 31, 2012:

	09/07/2013	31/12/2012
	%	%
Discount of the projected benefit obligation at present value	8.19	8.19
Salary increase	5.73	5.73
Minimum wage increase rate	4.27	4.27

(iii)	Rent holidays—Under MFRS, rental expense is recorded beginning when the related store initiates operations.

Under U.S. GAAP, rental expense is recognized on a straight-line basis, or another more appropriate systematic approach, which does not necessarily depend upon initiation of operations of the related store.

(iv)	Amortization of goodwill—Under MFRS, goodwill stemming from an acquisition of a business was amortized through 2004.

Under U.S. GAAP, amortization of goodwill ceased on January 1, 2002. The adjustment to the reconciliation of consolidated stockholders’ equity represents the amortization of goodwill which occurred on goodwill from January 1, 2002 to December 31, 2005.

(v)

Deferred PTU asset—Mexican statutory requirements require Mexican entities to pay statutory PTU to their employees. Current PTU is recorded in the results of the year in which it is incurred. The recognition of deferred PTU is also required, whether it results in a net liability or net asset position, and is determined considering temporary differences between the accounting and the PTU bases of assets and liabilities.

While U.S. GAAP also contemplates the recognition of a net deferred PTU liability, it does not permit the recognition of a net deferred PTU asset, given that it does not necessarily embody a probable future benefit to contribute directly or indirectly to the future net cash inflows of an entity. Accordingly, the adjustment in the accompanying reconciliation of consolidated net income and stockholders’ equity represents the removal of such deferred PTU asset.

(vi)

Deferred income taxes—The recognition of income taxes, including deferred income taxes, under MFRS considers a methodology similar to that required under U.S. GAAP. The adjustments to the accompanying reconciliations of consolidated net income and stockholders’ equity represent the deferred income tax effects of the aforementioned U.S. GAAP adjustments.

Under both MFRS and U.S. GAAP, the change in deferred income taxes resulting from the effects of accounting for inflation with respect to the tax values of assets and liabilities is recorded as a component of income tax expense.

MFRS requires the classification of the net deferred income tax asset or liability as long-term, while U.S. GAAP requires classification based on the current or long-term nature of the asset or liability to which the deferred relates.

A reconciliation of the net deferred income tax asset from MFRS to U.S. GAAP and the composition of the net deferred income tax asset under U.S. GAAP is as follows:

	09/07/2013
	(Unaudited)	31/12/2012
Reconciliation of deferred income tax asset:
Net deferred income tax asset under MFRS	$134,117	$98,288
Effects of elimination of inflation	123,575	124,058
Effects of employee retirement obligations	213	215
Effects of rent holidays	16,951	14,669
Effects of amortization of goodwill	(4,144)	(4,144)
Effects of actuarial gains in other comprehensive income	385	385

Total U.S. GAAP adjustments to net deferred income tax asset	$136,980	$135,183

Net deferred income tax asset under U.S. GAAP	271,097	233,471

Net deferred ISR asset under U.S. GAAP	318,558	284,231

Net deferred IETU asset under U.S. GAAP	(47,461)	(50,760)

Composition of net deferred income tax asset:
ISR
Current deferred ISR assets (liabilities):
Allowance for doubtful accounts	$464	$342
Inventories	(5,059)	(18,657)
Accrued liabilities	17,196	28,407
Prepaid expenses	(14,213)	(15,661)

Current deferred ISR liability – Net	(1,612)	(5,569)

Non – current deferred ISR assets (liabilities):
Rents holidays	16,951	14,669
Property, equipment and leasehold improvements	284,254	260,195
Effect of tax loss carryforwards	97,621	96,368
Other, net	14,412	11,636
Valuation allowance for deferred ISR asset	(93,068)	(93,068)

Non – current deferred ISR asset – Net	320,170	289,800

Net deferred ISR asset under U.S. GAAP	$318,558	$284,231

The effective rate differs from the statutory rate mainly due to the effects of non-deductible expenses as well as different tax rates applicable in different tax jurisdiction in which the Company operates.

	09/07/2013
	(Unaudited)	31/12/2012
IETU
Current deferred IETU asset/liability:
Account receivable from affiliated companies	$(60,126)	$(62,627)
Accrued expenses	15,192	14,128

	(44,934)	(48,499)
Non – current deferred IETU assets – liabilities):
Vehicles	(2,527)	(2,261)

Non – current deferred IETU asset – Net	(2,527)	(2,261)

Total IETU liability under U.S. GAAP	$(47,461)	$(50,760)

U.S. GAAP also provides guidance regarding recognition, measurement and disclosure of uncertain tax positions taken by an enterprise. If an entity is unable to conclude that it is not more likely than not that the position it took will be upheld upon examination by the related tax authorities, all or a portion of the benefit related to such tax position may not be recognized. The Company has not taken any tax position for which it does not believe that it is more likely than not that the full amount of the benefit taken will be sustained upon review, based on technical merits of the position taken. The tax years that remain subject to examination by tax authorities are 2008 to 2013.

(vii)	Additional presentation and disclosure differences -

(a)

Fair value of financial instruments and fair value measurements - Under U.S. GAAP, an entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. U.S. GAAP establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Inputs used to measure fair value fall within one of the following three levels:

Level 1- applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2—applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3—applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments consist principally of cash, accounts receivable, trade accounts payable and accrued expenses. The Company believes that the recorded values of these financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

(b)

Classification of certain items in the consolidated balance sheets and consolidated statements of income—Under MFRS, the classification of certain costs and expenses differ from that required by U.S. GAAP.

i.

Other expense of $0 (unaudited), $588 and $38,266 for the period from January 1, 2013 to July 9, 2013, and for the years ended December 31, 2012 and 2011, respectively, is considered other operating expense under U.S. GAAP.

ii.

Normal bank commissions stemming from credit card transactions are included within comprehensive financing cost within results under MFRS; these amounts are included within selling, administrative and general expenses under U.S. GAAP. The Company also incurs additional bank commissions on interest-free sales offered to customers, where such sale is ultimately financed by the bank and not the Company. In those cases, the sale price of the product sold is increased. Those additional commissions are included within comprehensive financing cost under MFRS. Under U.S. GAAP, the amounts are a reduction of the additional revenue charged to the customers. The amounts reclassified in the period from January 1, 2013 to July 9, 2013 and for the years ended December 31, 2012 and 2011 are $10,682 (unaudited), $70,618 and $62,309, respectively.

iii.

Certain items classified within other revenues within results under MFRS are presented within other operating income under U.S. GAAP. Such amounts for the period from January 1, 2013 to July 9, 2013 and for years ended December 31, 2012 and 2011 are $4,724 (unaudited), $12,069 and $9,567, respectively.

(c)

Consolidated statement of cash flows—Under MFRS, the Company presents a consolidated statement of cash flows similar to that required under U.S. GAAP. However, certain classification differences exist, mainly with respect to interest paid. As well, U.S. GAAP requires disclosures of non-cash investing and financing activities.

	09/07/2013
	(Unaudited)	31/12/2012	31/12/2011
Net income under U.S. GAAP	$358,693	$831,866	$781,764
Depreciation and amortization	149,958	298,277	287,053
Allowance for doubtful accounts	(325)	4,531	(6,150)
(Gain) loss on sale of fixed assets	15,815	(1,195)	(1,147)
Deferred income tax	(38,010)	(65,415)	(49,343)
Net periodic cost	9,149	13,910	10,235
Unrealized foreign exchange loss (gain)	—	2,578	6,095

	495,280	1,084,552	1,028,507
Changes in operating assets and liabilities:
Accounts receivable and recoverable taxes	115,007	(187,415)	(45,421)
Due to/from related parties	2,681	17,226	(527)
Inventories	(49,273)	(435,198)	(204,088)
Trade accounts payable	(68,201)	61,564	48,050
Accrued expenses	(102,061)	19,834	68,478
Accrued taxes	—	—	—
Other liabilities	9,353	52,267	(2,305)

Cash flows provided by operating activities	402,786	612,830	892,694

	09/07/2013
	(Unaudited)	31/12/2012	31/12/2011
Cash flows from investing activities:
Purchases of equipment and investments in leasehold improvements	(85,743)	(538,834)	(529,491)
Proceeds from the sale of equipment	2,194	6,556	6,321

Net cash used in investing activities	(83,549)	(532,278)	(523,170)
Cash flows from financing activities:
Borrowings from related party		550,000	400,000
Banks borrowings	6,512	—	100,000
Repayments to related party	—	(550,000)	(400,000)
Repayments of banks borrowings	(2,598)	—	(100,000)
Dividends paid	—	—	(600,000)

Net cash used in financing activities	3,914	—	(600,000)
Effect of exchange rate changes on cash	(40,376)	(34,447)	140,215
Cash and cash equivalents:
Net increase (decrease) for the year	282,775	46,105	(90,261)

Beginning of period	348,761	302,656	392,917

End of the period	$631,536	$348,761	$302,656

Supplemental disclosures of cash flow information

Cash paid during the year for:

	09/07/2013 (Unaudited)	31/12/2012	31/12/2011
Interest paid	$230	$5,283	$21,580
Income taxes paid	172,123	289,477	251,339

Supplemental disclosure of noncash investing activities:

	09/07/2013 (Unaudited)	31/12/2012	31/12/2011
Fixed assets acquired during the year included in accounts payable	$10,940	$13,237	$45,152

(viii)	New accounting pronouncements under U.S. GAAP:

The following are new pronouncements issued under U.S. GAAP which will be effective in future reporting periods:

In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The amendments in this Update supersede and replace the presentation requirements for reclassifications out of accumulated other comprehensive income in ASU 2011-05 (issued in June 2011) and 2011-12 (issued in December 2011) for all public and private organizations. The amendments require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts. The amended guidance is effective prospectively for reporting periods beginning after December 15, 2013.

In March 2013, the FASB issued ASU No. 2013-05, Foreign Currency Matters (Topic 830: Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity. This ASU offers guidance on a parent’s accounting for the cumulative translation adjustment upon derecognition of a subsidiary or group of assets within a foreign entity. This new guidance requires that the parent release any related cumulative translation adjustment into net income only if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets had resided. The Company will adopt this ASU prospectively in the 2015 fiscal year.

* * * * * *